NEWS RELEASE for February 12, 2024

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended December 31, 2023

HILLSIDE, NEW JERSEY (February 12, 2024) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended December 31, 2023.

Revenue for the quarter ended December 31, 2023 was $11.5 million compared to $12.3 million for the quarter ended December 31, 2022, a decrease of $0.8 million or 6.5%.  The Company had operating losses for the quarters ended December 31, 2023 and 2022, of approximately $0.5 million and $33,000, respectively.

Revenue for the six-month period ended December 31, 2023 was $24.4 million compared to $24.6 million for the six-month period ended December 31, 2022, a decrease of $0.2 million.  The Company had operating losses for the six-month periods ended December 31, 2023 and 2022 of approximately 0.5 million and $3,000, respectively.

For the quarters ended December 31, 2023 and 2022, the Company had a net loss of approximately $0.4 million and $3,000, respectively.  The Company’s net loss per share of common stock and diluted net loss per share of common stock for the quarters ended December 31, 2023 and 2022 were $0.01 and $0.00 per share of common stock, respectively.

For the six-month periods ended December 31, 2023 and 2022, the Company had a net loss of approximately $0.4 million and $0.1 million, respectively.  The Company’s net loss per share of common stock and diluted net loss per share of common stock for the six months ended December 31, 2022 and 2022 were $0.02 and $0.00 per share of common stock, respectively.

“Our revenues were substantially the same in the six months ended in December 31, 2023 and 2022.   Our revenue from our two largest customers in our Contract Manufacturing Segment remained consistent; representing approximately 90% and 91% of total revenue in the six-month period ended December 31, 2023 and 2022, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “We will continue to focus on our core businesses and expanding our customer base.  We believe that this focus will reduce our reliance on our two significant customers in our fiscal year ending June 30, 2025,” the Co-CEOs further stated.

A summary of our financial results for the three and six months ended December 31, 2023 and 2022 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

Total revenue	$11,509	$12,254	$24,424	$24,580
Cost of sales	10,989	11,184	23,072	22,513
Gross profit	520	1,070	1,352	2,067
Selling and administrative expenses	972	1,103	1,858	2,070
Operating loss	(452)	(33)	(506)	(3)
Other income (expense), net (1)	-	(12)	8	(26)

Loss before income taxes	(452)	(45)	(498)	(29)
Income tax benefit (expense), net	70	(10)	57	(61)
Net loss	$(382)	$(55)	$(441)	$(90)

Basic and diluted net loss per common share	$(0.00)	$(0.00)	$(0.02)	$(0.00)

Weighted average common shares outstanding - basic and diluted	30,099,610	29,949,610	30,032,762	29,929,610

(1)  Includes interest expense of $13, $12, $26 and $25 and unrealized gain on investments, a non-cash item, of $0, $31, $0 and $27, respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; the impact of the war in Ukraine; the tightened labor markets and inflation; the impact of the Israel-Hamas war; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.